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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934

                         (Amendment No. _____________)

                                Conceptus, Inc.
                                ---------------
                                (Name of Issuer)

                         Common Stock, $.003 par value
                         -----------------------------
                         (Title of Class of Securities)

                                    20601610
                                 --------------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------                           ---------------------------
|CUSIP NO. 20601610     |           13G            |   Page  2  of   30 Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Catalyst Ventures, Limited Partnership                             |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Maryland Limited Partnership                                       |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 0 shares                                 |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | 1,204,442 shares                         |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 0 shares                                 |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | 1,204,442 shares                         |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 1,204,442 shares                                                    |
|--------|- -------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|- -------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 13.2%                                                               |
|--------|- -------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | PN                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 20601610     |           13G            |   Page  3  of   30 Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  New Enterprise Associates IV, Limited Partnership                  |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware Limited Partnership                                       |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 0 shares                                 |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | 1,204,442 shares                         |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 0 shares                                 |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | 1,204,442 shares                         |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 1,204,442 shares                                                    |
|--------|- -------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|- -------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 13.2%                                                               |
|--------|- -------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | PN                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 20601610     |           13G            |   Page  4  of   30 Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  NEA Partners IV, Limited Partnership                               |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware Limited Partnership                                       |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 0 shares                                 |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | 1,204,442 shares                         |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 0 shares                                 |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | 1,204,442 shares                         |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 1,204,442 shares                                                    |
|--------|- -------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|- -------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 13.2%                                                               |
|--------|- -------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | PN                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 20601610     |           13G            |   Page  5  of   30 Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Chemicals and Materials Enterprise Associates, Limited Partnership |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware Limited Partnership                                       |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 0 shares                                 |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | 1,204,442 shares                         |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 0 shares                                 |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | 1,204,442 shares                         |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 1,204,442 shares                                                    |
|--------|- -------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|- -------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 13.2%                                                               |
|--------|- -------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | PN                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 20601610     |           13G            |   Page  6  of   30 Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  NEA Chemicals and Materials Partners, Limited Partnership          |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware Limited Partnership                                       |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 0 shares                                 |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | 1,204,442 shares                         |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 0 shares                                 |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | 1,204,442 shares                         |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 1,204,442 shares                                                    |
|--------|- -------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|- -------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 13.2%                                                               |
|--------|- -------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | PN                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 20601610     |           13G            |   Page  7  of   30 Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  New Enterprise Associates V, Limited Partnership                   |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware Limited Partnership                                       |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 0 shares                                 |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | 1,204,442 shares                         |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 0 shares                                 |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | 1,204,442 shares                         |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 1,204,442 shares                                                    |
|--------|- -------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|- -------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 13.2%                                                               |
|--------|- -------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | PN                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 20601610     |           13G            |   Page  8  of   30 Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  NEA Partners V, Limited Partnership                                |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware Limited Partnership                                       |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 0 shares                                 |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | 1,204,442 shares                         |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 0 shares                                 |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | 1,204,442 shares                         |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 1,204,442 shares                                                    |
|--------|- -------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|- -------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 13.2%                                                               |
|--------|- -------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | PN                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 20601610     |           13G            |   Page  9  of   30 Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  NEA ONSET Partners, Limited Partnership                            |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware Limited Partnership                                       |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 0 shares                                 |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | 1,204,442 shares                         |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 0 shares                                 |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | 1,204,442 shares                         |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 1,204,442 shares                                                    |
|--------|- -------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|- -------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 13.2%                                                               |
|--------|- -------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | PN                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 20601610     |           13G            |   Page 10  of   30 Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Cornelius C. Bond, Jr.                                             |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 0 shares                                 |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | 553,462 shares                           |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 0 shares                                 |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | 553,462 shares                           |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 553,462 shares                                                      |
|--------|- -------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|- -------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 6.0%                                                                |
|--------|- -------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | IN                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 20601610     |           13G            |   Page 11  of   30 Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Frank A. Bonsal, Jr.                                               |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 252 shares                               |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | 1,204,442 shares                         |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 252 shares                               |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | 1,204,442 shares                         |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 1,204,694 shares                                                    |
|--------|- -------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|- -------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 13.2%                                                               |
|--------|- -------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | IN                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 20601610     |           13G            |   Page 12  of   30 Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Nancy L. Dorman                                                    |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 89 shares                                |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | 1,204,442 shares                         |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 89 shares                                |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | 1,204,442 shares                         |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 1,204,531 shares                                                    |
|--------|- -------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|- -------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 13.2%                                                               |
|--------|- -------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | IN                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 20601610     |           13G            |   Page 13  of   30 Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  C. Richard Kramlich                                                |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 1,036 shares                             |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | 1,204,442 shares                         |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 1,036 shares                             |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | 1,204,442 shares                         |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 1,205,478 shares                                                    |
|--------|- -------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|- -------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 13.2%                                                               |
|--------|- -------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | IN                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 20601610     |           13G            |   Page 14  of   30 Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Arthur J. Marks                                                    |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 0 shares                                 |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | 1,204,442 shares                         |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 0 shares                                 |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | 1,204,442 shares                         |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 1,204,442 shares                                                    |
|--------|- -------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|- -------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 13.2%                                                               |
|--------|- -------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | IN                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 20601610     |           13G            |   Page 15  of   30 Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Thomas C. McConnell                                                |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 3,191 shares                             |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | 1,204,442 shares                         |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 3,191 shares                             |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | 1,204,442 shares                         |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 1,207,633 shares                                                    |
|--------|- -------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|- -------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 13.2%                                                               |
|--------|- -------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | IN                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 20601610     |           13G            |   Page 16  of   30 Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Charles W. Newhall III                                             |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 126 shares                               |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | 1,204,442 shares                         |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 126 shares                               |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | 1,204,442 shares                         |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 1,204,568 shares                                                    |
|--------|- -------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|- -------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 13.2%                                                               |
|--------|- -------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | IN                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a). Name of Issuer: Conceptus, Inc.
           --------------

Item 1(b). Address of Issuer's Principal Executive Offices:
           -----------------------------------------------
          1021 Howard Avenue, San Carlos, CA 94070.

Item 2(a). Name of Persons Filing:
           ----------------------
          Catalyst Ventures, Limited Partnership ("Catalyst"), New Enterprise Associates IV, Limited Partnership ("NEA IV"), which is a general partner of Catalyst, NEA Partners IV, Limited Partnership ("NEA Partners IV"), which is the sole general partner of NEA IV, Chemicals and Materials Enterprise Associates. Limited Partnership ("CMEA"), NEA Chemicals and Materials Partners, Limited Partnership ("CMEA Partners"), which is a general partner of CMEA, New Enterprise Associates V, Limited Partnership ("NEA V"), NEA Partners V, Limited Partnership ("NEA Partners V"), which is the sole general partner of NEA V, and NEA ONSET Partners ("ONSET Partners") and Cornelius C. Bond, Jr. ("Bond"), Frank A. Bonsal, Jr. ("Bonsal"), Nancy L. Dorman ("Dorman"), C. Richard Kramlich ("Kramlich"), Arthur J. Marks ("Marks"), Thomas C. McConnell ("McConnell") and Charles W. Newhall III ("Newhall") (the "General Partners"). The General Partners are individual general partners of NEA Partners IV, CMEA Partners and ONSET Partners. Bonsal, Dorman, Kramlich, Marks, McConnell and Newhall are individual general partners of NEA Partners V. The persons named in this paragraph are referred to individually herein as a "Reporting Person" and collectively as the "Reporting Persons."

Item 2(b). Address of Principal Business Office or, if None, Residence:
           ------------------------------------------------------------
          The address of the principal business office of Catalyst, NEA IV, NEA Partners IV, CMEA Partners, NEA V, NEA Partners V and ONSET Partners, Barris, Bonsal, Dorman, Marks, Nehra and Newhall is New Enterprise Associates, 1119 St. Paul Street, Baltimore, Maryland 21202. The address of the principal business office of Bond, Kase, Kramlich and McConnell is New Enterprise Associates, 2490 Sand Hill Road, Menlo Park, California 94025. The address of the principal business office of CMEA is One Cleveland Center, Suite 2700, Cleveland, Ohio 44114.

Item 2(c). Citizenship:
           -----------
          Each of NEA IV, NEA Partners IV, CMEA, CMEA Partners, NEA V, NEA Partners V and ONSET Partners is a limited partnership organized under the laws of the State of Delaware. Catalyst is a limited partnership organized under the laws of the State of Maryland. Each of the General Partners is a United States citizen.

Item 2(d). Title of Class of Securities:
           ----------------------------
          Common Stock, $.003 par value (the "Common Stock").

Item 2(e). CUSIP Number:  20601610
           ------------

Item 3.    If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b),
           -------------------------------------------------------------------
           check whether the person filing is a:
           -------------------------------------

          (a) [ ] Broker or Dealer registered under Section 15 of the Securities Exchange Act of 1934 (the "Act").

          (b)  [ ] Bank as defined in Section 3(a)(6) of the Act.

                              Page 17 of 30 Pages

          (c)  [ ] Insurance Company as defined in Section 3(a) (19) of the Act.

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940.

          (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the Act.

          (g) [ ] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) of the Act.

          (h)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(H) of the Act.

          Not applicable. The original Schedule 13G filed by the Reporting Persons relating to the Common Stock was not filed pursuant to Rule 13d-1(b).

Item 4. Ownership.
        ----------

          (a) Amount Beneficially Owned: Catalyst is the record owner of 12,900 shares of Common Stock as of December 31, 1996 (the "Catalyst Shares"). CMEA is the record owner of 91,112 shares of Common Stock as of December 31, 1996 (the "CMEA Shares"). NEA V is the record owner of 650,980 shares of Common Stock as of December 31, 1996 (the "NEA V Shares"). ONSET Partners is an indirect general partner of ONSET Enterprise Associates, L.P. ("ONSET"), and ONSET is the record owner of 449,450 shares of Common Stock as of December 31, 1996 (the "ONSET Shares"). As a general partner of Catalyst, NEA IV may be deemed to own beneficially the Catalyst Shares. As the sole general partner of NEA IV, which is a general partner of Catalyst, NEA Partners IV may be deemed to own beneficially the Catalyst Shares. As a general partner of CMEA, CMEA Partners may be deemed to own beneficially the CMEA Shares. As the sole general partner of NEA V, NEA Partners V may be deemed to own beneficially the NEA V Shares. As an indirect general partner of ONSET, ONSET Partners may be deemed to own beneficially the ONSET Shares. By virtue of their relationship as affiliated limited partnerships, certain of whose general partners share some of the same individual general partners, each of Catalyst, CMEA, and NEA V, their general partners, NEA IV, CMEA Partners and NEA Partners V, respectively, NEA Partners IV, the sole general partner of NEA IV, which is a general partner of Catalyst, and ONSET Partners may be deemed to own beneficially the Catalyst Shares, the CMEA Shares, the NEA V Shares and the ONSET Shares, for a total of 1,204,442 shares (the "Record Shares").

               As a general partner of NEA Partners IV, the sole general partner of NEA IV, which is a general partner of Catalyst, CMEA Partners, which is a general partner of CMEA, and ONSET Partners, which is an indirect general partner of ONSET, Bond may also be deemed to own beneficially the Catalyst Shares, the CMEA Shares and the ONSET Shares, for a total of 553,462 shares. Bonsal is the record owner of 252 shares as of


                              Page 18 of 30 Pages

               December 31, 1996. As a general partner of NEA Partners IV, the sole general partner of NEA IV, which is a general partner of Catalyst, CMEA Partners, which is a general partner of CMEA, NEA Partners V, the sole general partner of NEA V, and ONSET Partners, which is an indirect general partner of ONSET, and record owner of 252 shares, Bonsal may be deemed to own beneficially the Record Shares and the 252 shares, for a total of 1,204,694 shares. Dorman is the record owner of 89 shares as of December 31, 1996. As a general partner of NEA Partners IV, the sole general partner of NEA IV, which is a general partner of Catalyst, CMEA Partners, which is a general partner of CMEA, NEA Partners V, the sole general partner of NEA V, and ONSET Partners, which is an indirect general partner of ONSET, and record owner of 89 shares, Dorman may be deemed to own beneficially the Record Shares and the 89 shares, for a total of 1,204,531 shares. Kramlich is the record owner of 1,036 shares as of December 31, 1996. As a general partner of NEA Partners IV, the sole general partner of NEA IV, which is a general partner of Catalyst, CMEA Partners, which is a general partner of CMEA, NEA Partners V, the sole general partner of NEA V, and ONSET Partners, which is an indirect general partner of ONSET, and record owner of 1,036 shares, Kramlich may be deemed to own beneficially the Record Shares and the 1,036 shares, for a total of 1,205,478 shares. Marks is a general partner of NEA Partners IV, the sole general partner of NEA IV, which is a general partner of Catalyst, CMEA Partners, which is a general partner of CMEA, NEA Partners V, the sole general partner of NEA V, and ONSET Partners, which is an indirect general partner of ONSET, and therefore may be deemed to own beneficially the Record Shares. McConnell is the record owner of 191 shares as of December 31, 1996 and holds an option to purchase an additional 3,000 shares, which is exercisable within 60 days after December 31, 1996, for a total of 3,191 shares. As a general partner of NEA Partners IV, the sole general partner of NEA IV, which is a general partner of Catalyst, CMEA Partners, which is a general partner of CMEA, NEA Partners V, the sole general partner of NEA V, and ONSET Partners, which is an indirect general partner of ONSET, and beneficial owner of 3,191 shares, McConnell may be deemed to own beneficially the Record Shares and the 3,191 shares, for a total of 1,207,633 shares. Newhall is the record owner of 126 shares as of December 31, 1996. As a general partner of NEA Partners IV, the sole general partner of NEA IV, which is a general partner of Catalyst, CMEA Partners, which is a general partner of CMEA, NEA Partners V, the sole general partner of NEA V, and ONSET Partners, which is an indirect general partner of ONSET, and record owner of 126 shares, Newhall may be deemed to own beneficially the Record Shares and the 126 shares, for a total of 1,204,568 shares.

          (b)  Percent of Class: Each Reporting Person other than Bond: 13.2%.
               Bond: 6.0%. The foregoing percentages are calculated based on the 9,157,284 shares of Common Stock reported to be outstanding in the Quarterly Report on Form 10-Q of Conceptus, Inc. for the quarter ended September 30, 1996, as adjusted pursuant to Rule 13d-3(d)(1).

          (c)  Number of shares as to which such person has:

               (i) sole power to vote or to direct the vote: 0 shares for Catalyst, NEA IV, NEA Partners IV, CMEA, CMEA Partners, NEA V, NEA Partners V, ONSET Partners, Bond and Marks. 252 shares for Bonsal. 89 shares for Dorman.


                              Page 19 of 30 Pages

                    1,036 shares for Kramlich. 3,191 shares for McConnell. 126 shares for Newhall.

               (ii) shared power to vote or to direct the vote: 1,204,442 shares for each Reporting Person other than Bond.. 553,462 shares for Bond.

               (iii) sole power to dispose or to direct the disposition of: 0 shares for Catalyst, NEA IV, NEA Partners IV, CMEA, CMEA Partners, NEA V, NEA Partners V, ONSET Partners, Bond and Marks. 252 shares for Bonsal. 89 shares for Dorman. 1,036 shares for Kramlich. 3,191 shares for McConnell. 126 shares for Newhall.

               (iv) shared power to dispose or to direct the disposition of:
                    1,204,442 shares for each Reporting Person other than Bond. 533,462 shares for Bond.

          Each Reporting Person expressly disclaims beneficial ownership of any shares of Common Stock of Conceptus, Inc., except for the shares, if any, that such Reporting Person owns of record.

Item 5. Ownership of Five Percent or Less of a Class.
        ---------------------------------------------
          Not applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.
        ----------------------------------------------------------------
          Not applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
        -----------------------------------------------------------------------
          Not applicable.


Item 8. Identification and Classification of Members of the Group.
        ----------------------------------------------------------
          Not applicable. The Reporting Persons expressly disclaim membership in a "group" as used in Rule 13d-1(b)(ii)(H).


Item 9. Notice of Dissolution of Group.
        -------------------------------
          Not applicable.


Item 10. Certification.
         --------------
          Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).


                              Page 20 of 30 Pages

                                   SIGNATURE

     After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:   February 10, 1997

CATALYST VENTURES, LIMITED PARTNERSHIP

By: NEW ENTERPRISE ASSOCIATES IV,
     LIMITED PARTNERSHIP

     By: NEA Partners IV, Limited Partnership

                By:              *
                    -----------------------------
                        Charles W. Newhall III
                        General Partner

NEW ENTERPRISE ASSOCIATES IV,
  LIMITED PARTNERSHIP

By: NEA Partners IV, Limited Partnership

                By:              *
                    -----------------------------
                Charles W. Newhall III
                General Partner

NEA PARTNERS IV, LIMITED PARTNERSHIP

By:             *
   -----------------------------
        Charles W. Newhall III
        General Partner

CHEMICALS AND MATERIALS ENTERPRISE ASSOCIATES,
  LIMITED PARTNERSHIP

By: NEA Chemicals and Materials Partners, Limited Partnership

                By:              *
                    -----------------------------
                Charles W. Newhall III
                General Partner

NEA CHEMICALS AND MATERIALS PARTNERS, LIMITED PARTNERSHIP

By:             *
   -----------------------------
        Charles W. Newhall III
        General Partner



                              Page 21 of 30 Pages

NEW ENTERPRISE ASSOCIATES V,
  LIMITED PARTNERSHIP

By: NEA Partners V, Limited Partnership

        By:              *
           -----------------------------
                Charles W. Newhall III
                General Partner

NEA PARTNERS V, LIMITED PARTNERSHIP

By:                *
   -----------------------------
        Charles W. Newhall III
        General Partner

NEA ONSET PARTNERS, LIMITED PARTNERSHIP

By:                *
   -----------------------------
        Charles W. Newhall III
        General Partner


             *
---------------------------
Cornelius C. Bond, Jr.

             *
---------------------------
Frank A. Bonsal, Jr.

             *
---------------------------
C. Richard Kramlich

             *
---------------------------
Arthur J. Marks

             *
---------------------------
Thomas C. McConnell

             *
---------------------------
Charles W. Newhall III


                              Page 22 of 30 Pages

                            * /s/ Nancy L. Dorman
                              ---------------------------------------
                              Nancy L. Dorman
                              on her own behalf and as Attorney-in-Fact


--------------------------------------------------------------------------------
*This Schedule 13G was executed by Nancy L. Dorman pursuant to Powers of Attorney filed with the Securities and Exchange Commission on February 13, 1992 in connection with a Schedule 13G for Advanced Interventional Systems Inc. and on February 13, 1995 in connection with a Schedule 13G for Acuity Imaging, Inc., which Powers of Attorney are incorporated herein by reference and copies of which are attached hereto as Exhibit 2.


                              Page 23 of 30 Pages

                                                                       EXHIBIT 1
                                                                       ---------

                                   AGREEMENT

     Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of stock of Conceptus, Inc.

     EXECUTED this 10th day of February, 1997.

CATALYST VENTURES, LIMITED PARTNERSHIP

By: NEW ENTERPRISE ASSOCIATES IV,
     LIMITED PARTNERSHIP

     By: NEA Partners IV, Limited Partnership

                By:               *
                    ------------------------------
                        Charles W. Newhall III
                        General Partner

NEW ENTERPRISE ASSOCIATES IV,
  LIMITED PARTNERSHIP

     By: NEA Partners IV, Limited Partnership

        By:               *
           ------------------------------
                Charles W. Newhall III
                General Partner

NEA PARTNERS IV, LIMITED PARTNERSHIP

By:             *
   --------------------------------
        Charles W. Newhall III
        General Partner

CHEMICALS AND MATERIALS ENTERPRISE ASSOCIATES,
  LIMITED PARTNERSHIP

By: NEA Chemicals and Materials Partners, Limited Partnership

        By:               *
           ------------------------------
                Charles W. Newhall III
                General Partner

NEA CHEMICALS AND MATERIALS PARTNERS, LIMITED PARTNERSHIP

By:             *
   --------------------------------
        Charles W. Newhall III
        General Partner

                              Page 24 of 30 Pages

NEW ENTERPRISE ASSOCIATES V,
  LIMITED PARTNERSHIP

By: NEA Partners V, Limited Partnership

        By:               *
           ------------------------------
                Charles W. Newhall III
                General Partner

NEA PARTNERS V, LIMITED PARTNERSHIP

By:             *
   --------------------------------
        Charles W. Newhall III
        General Partner

NEA ONSET PARTNERS, LIMITED PARTNERSHIP

By:             *
   --------------------------------
        Charles W. Newhall III
        General Partner


           *
-------------------------
Cornelius C. Bond, Jr.

           *
-------------------------
Frank A. Bonsal, Jr.

           *
-------------------------
C. Richard Kramlich

           *
-------------------------
Arthur J. Marks

           *
-------------------------
Thomas C. McConnell

           *
-------------------------
Charles W. Newhall III


                              Page 25 of 30 Pages

                                 * /s/ Nancy L. Dorman
                                   ------------------------------------------
                                   Nancy L. Dorman
                                   on her own behalf and as Attorney-in-Fact



--------------------------------------------------------------------------------
*This Agreement was executed by Nancy L. Dorman pursuant to Powers of Attorney filed with the Securities and Exchange Commission on February 13, 1992 in connection with a Schedule 13G for Advanced Interventional Systems Inc. and on February 13, 1995 in connection with a Schedule 13G for Acuity Imaging, Inc., which Powers of Attorney are incorporated herein by reference and copies of which are attached hereto as Exhibit 2.


                              Page 26 of 30 Pages

                                                                       Exhibit 2
                                                                       ---------

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nancy L. Dorman and Charles W. Newhall III, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the Bylaws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 23rd day of April, 1991.


                                /s/ Raymond L. Bank
                                ------------------------
                                Raymond L. Bank


                                /s/ Thomas R. Baruch
                                ------------------------
                                Thomas R. Baruch


                                /s/ Cornelius C. Bond, Jr.
                                ------------------------
                                Cornelius C. Bond, Jr.


                                /s/ Frank A. Bonsal, Jr.
                                ------------------------
                                Frank A. Bonsal, Jr.


                                /s/ James A. Cole
                                ------------------------
                                James A. Cole


                              Page 27 of 30 Pages

                                /s/ Nancy L. Dorman
                                ------------------------
                                Nancy L. Dorman


                                /s/ Neal M. Douglas
                                ------------------------
                                Neal M. Douglas


                                /s/ John W. Glynn, Jr.
                                ------------------------
                                John W. Glynn, Jr.


                                /s/ Curran W. Harvey
                                ------------------------
                                Curran W. Harvey


                                /s/ Ronald Kase
                                ------------------------
                                Ronald Kase


                                /s/ C. Richard Kramlich
                                ------------------------
                                C. Richard Kramlich


                                /s/ Robert F. Kuhling
                                ------------------------
                                Robert F. Kuhling


                                /s/ Arthur J. Marks
                                ------------------------
                                Arthur J. Marks


                                /s/ Thomas C. McConnell
                                ------------------------
                                Thomas C. McConnell


                                /s/ Donald L. Murfin
                                ------------------------
                                Donald L. Murfin


                                /s/ H. Leland Murphy
                                ------------------------
                                H. Leland Murphy


                              Page 28 of 30 Pages

                                /s/ John M. Nehra
                                ------------------------
                                John M. Nehra


                                /s/ Charles W. Newhall III
                                ------------------------
                                Charles W. Newhall III


                                /s/ Terry L. Opdendyk
                                ------------------------
                                Terry L. Opdendyk


                                /s/ Barbara J. Perrier
                                ------------------------
                                Barbara J. Perrier


                                /s/ C. Vincent Prothro
                                ------------------------
                                C. Vincent Prothro


                                /s/ C. Woodrow Rea, Jr.
                                ------------------------
                                C. Woodrow Rea, Jr.


                                /s/ Howard D. Wolfe, Jr.
                                ------------------------
                                Howard D. Wolfe, Jr.


                                /s/ Nora M. Zietz
                                ------------------------
                                Nora M. Zietz


                              Page 29 of 30 Pages

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nancy L. Dorman and Charles W. Newhall III, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the Bylaws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 1st day of January, 1994.

                                /s/ Peter J. Barris
                                -----------------------------
                                Peter J. Barris


                                /s/ Debra E. King
                                -----------------------------
                                Debra E. King


                                /s/ Peter T. Morris
                                -----------------------------
                                Peter T. Morris


                                /s/ Hugh Y. Rienhoff, Jr.
                                -----------------------------
                                Hugh Y. Rienhoff, Jr.


                                /s/ Alexander Slusky
                                -----------------------------
                                Alexander Slusky


                                /s/ Louis B. Van Dyck
                                -----------------------------
                                Louis B. Van Dyck


                              Page 30 of 30 Pages